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            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-48296, Form S-8 No. 33-50642, Form S-8 No. 33-64066,
Form S-8 No. 33-89006, Form S-8 No. 333-07447 and Form S-8 No. 333-21257)
pertaining to the Employee's Stock Purchase Plan, the Non-Employee Directors' Stock Option Plan, the Dual Stock Option Plan and the Written Compensation Contract of Biocircuits Corporation, of our report dated January 16, 1998, except for Note 7, as to which the date is February 23, 1998, with respect to the financial statements of Biocircuits Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                        /s/  ERNST & YOUNG LLP

Palo Alto, California
March 30, 1998